Exhibit 99.1

May 16, 2017

Columbia Sportswear Company Announces Departure of President and Chief Operating Officer Bryan Timm

PORTLAND, Ore.—(BUSINESS WIRE)— Columbia Sportswear Company (Nasdaq:COLM), a leading innovator in the active outdoor apparel, footwear, accessories, and equipment industries, announced today that Bryan Timm will be stepping down from his role as President and Chief Operating Officer. In the 20 years that Mr. Timm has been with the Company, prior to his tenure as President and Chief Operating Officer, he served as Corporate Controller, Treasurer and Chief Financial Officer.

Timothy Boyle, Columbia Sportswear Company’s Chief Executive Officer stated, “Bryan has played an integral role in our journey from a single brand with approximately $300 million in sales in 1997 to a publicly-traded multi-brand, multi-channel business with $2.4 billion in sales in 2016 and more than 6,000 employees around the world. He has been a key contributor to our growth and transformation, most recently by establishing leadership that is planting the seeds for future growth at our Mountain Hardwear brand and in our direct-to-consumer business. We thank him for his loyal service and contribution to the Company’s success and we wish him well in his new endeavors.”

Mr. Timm added, “I’m very proud of the leadership role I’ve played over the past 20 years in driving the Company’s global expansion and its evolution into a family of brands that connect active people with their passions. I wish Tim, the leadership team and each of the Company’s talented employees around the world continued success.”

Mr. Timm’s responsibilities will be handled by other members of the senior management team while the Company continues to work through its previously announced operating model assessment that was initiated during the first quarter of 2017.

About Columbia Sportswear Company

Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the Company’s brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL®, prAna®, and OutDry® brands. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.prana.com, and www.outdry.com.

Columbia Sportswear

Investors:

Ron Parham, 503-985-4584

Investor Relations and Corporate Communications

rparham@columbia.com

or

Media:

Scott Trepanier, 503-985-4183

Public Relations

strepanier@columbia.com

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